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                              EMPLOYMENT AGREEMENT


                  AGREEMENT dated as of the 18th day of March, 1998 by and between NOVACARE, INC., a Delaware corporation (the "Company"), and RONALD G. HISCOCK (the "Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Executive has been employed in the Outpatient Division of the Company, and the Company wishes to continue to employ the Executive and the Executive wishes to continue to serve the Company, upon the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth below, the parties agree as follows:

                  1. EMPLOYMENT, TERM.

                  1.1 Employment. The Company agrees to employ the Executive in the position, and with the responsibilities, duties and authority set forth in
Section 2 and on the other terms and conditions set forth in this Agreement.

                  1.2 Term. The term of the Executive's employment under this Agreement shall commence on the date hereof and shall terminate on the second anniversary of the date hereof, unless extended or sooner terminated in accordance with this Agreement.

                  1.3 Automatic Extension. As of the first anniversary date hereof, and as of each subsequent anniversary (each, an "Automatic Renewal Date"), unless either party shall have given notice of non-extension prior to such Automatic Renewal Date, the term of this Agreement shall be extended automatically for a period of one year to the anniversary of the expiration date of the then current term of this Agreement. Once a notice of non-extension shall have been given by either party, there shall be no further automatic extension of this Agreement.

                  2. POSITION, DUTIES.

                  The Executive shall serve the Company in the position of President and General Manager of the Outpatient Division. The Executive shall perform, faithfully and diligently, such duties, and shall have such responsibilities, appropriate to said position, as shall be assigned to him from time to time by the Chief Executive Officer, the President and Chief Operating Officer and the Board of Directors of the Company. The Executive shall report to the Chief Executive Officer or the President and Chief Operating Officer of the Company. The Executive shall devote his full business time and attention to the performance of his duties and responsibilities hereunder.

                  3. SALARY, INCENTIVE BONUS, STOCK OPTIONS.

                  3.1 Salary. During the term of this Agreement, the Company shall pay to the Executive, and the Executive shall accept, a base salary at the rate of $320,000 per annum, payable in accordance with the standard payroll practices of the Company. The Executive shall be entitled to such increases in base salary during the term hereof, as shall be determined by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of the Company in their sole discretion, taking account of the performance
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of the Outpatient Division, the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company.

                  3.2 Bonus.

                           (a) In addition to the base salary provided for in
Section 3.1, the Executive shall participate in the Company's Executive Incentive Compensation Plan (the "Plan"), as approved by the Compensation Committee of the Board of Directors, in each fiscal year of the Company ending during the term of this Agreement. The current target bonus for Executive is 50% of base salary; however, the determination as to the amount, if any, of the bonus which the Executive has earned shall be in the sole discretion of the Company based upon the terms and conditions of the Plan. The bonus shall be payable upon or within a reasonable period of time after the receipt of the Company's audited financial statements for the applicable fiscal year in accordance with the Company's normal practices.

                           (b) In the event of the termination of employment of
the Executive pursuant to Section 6.1 (Death), Section 6.2 (Disability), Section
6.4 (Without Cause), or Section 7 (Change of Control) of this Agreement, and provided that all of the terms and conditions of the Plan are satisfied including, but not limited to, the attainment of stated objectives, the Executive (or his estate or other legal representative) shall be entitled to a pro-rated bonus for the fiscal year in which such termination takes place in an amount equal to the product of (i) the bonus for such fiscal year determined pursuant to Section 3.2, multiplied by (ii) a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of termination, and the denominator of which is 365. In the event of the termination of employment of the Executive pursuant to Section 6.3 (Due Cause) or Section 6.5 (Voluntary Termination) of this Agreement, the Executive shall not be entitled to a bonus for the fiscal year of the Company in which such termination takes place. The Executive shall not be entitled to a bonus for any fiscal year of the Company subsequent to the fiscal year in which the termination of his employment takes place.

                  3.3 Stock Options.

                           (a) In the event of a Change in Control (hereinafter
defined), all options to purchase shares of the common stock, $.01 par value, of the Company (the "Common Stock") awarded to the Executive shall become fully vested as of the date of such Change in Control.

                           (b) For purposes of this Agreement, a Change of
Control shall be deemed to exist if:

                                    (i) a person, as defined in Sections 13(d)
and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having the right to vote on elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

                                    (ii) Continuing Directors shall for any
reason cease to constitute a majority of the Board of Directors of the Company;
or

                                    (iii) all or substantially all of the
business and/or assets of the Company are disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company,
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pursuant to a partial or complete liquidation of the Company, sale of assets
(including stock of a subsidiary of the Company) or otherwise.

                           (c) For purposes of this Agreement, the term
"Continuing Director" shall mean a member of the Board of Directors of the Company who either was a member of the Board of Directors on the date hereof or who subsequently became a Director and whose election, or nomination for election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

                           (d) Executive may participate in future awards of
options to purchase Common Stock in a manner consistent with any stock option plan adopted by the Company. The determination as to the amount of options, if any, shall be at the sole discretion of the Board of Directors of the Company.

                  4. EXPENSE REIMBURSEMENT.

                  During the term of this Agreement, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper accounts in accordance with the Company's policies.

                  5. BENEFITS.

                  5.1 Benefit Plans. During the term of this Agreement, the Executive will be eligible to participate in all employee benefit plans and programs (including, without limitation Supplemental Benefits Plan, 401(k) Plan, medical, dental, life, and disability plans of the Company) offered by the Company from time to time to its senior executives, subject to the provisions of such plans and programs as in effect from time to time.

                  5.2 Vacation. The Executive shall be entitled to four (4) weeks vacation per annum.

                  6. TERMINATION OF EMPLOYMENT.

                  6.1 Death. In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of the Executive's death and not theretofore paid to the Executive. Rights and benefits of the estate or other legal representative of the Executive (a) with respect to stock options shall be determined in accordance with the applicable option grant and (b) under the benefit plans and programs of the Company, shall be determined in accordance with the provisions of such plans and programs.

                  6.2 Disability. If the Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall be entitled to payment of benefits under the Company's Supplemental Benefits Plan long term disability provision, the employment of the Executive hereunder may be terminated by the Company or the Executive. Rights and benefits of the Executive
(a) with respect to stock options shall be determined in accordance with the applicable option grant and (b) under the other benefit plans and programs of the Company, shall be determined in accordance with the terms and provisions of such plans and programs.

                  6.3 Due Cause. The employment of the Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive. Rights and benefits of the Executive or his
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transferee (a) with respect to stock options shall be determined in accordance with the applicable option grant and (b) under the benefit plans and programs of the Company, shall be determined in accordance with the provisions of such plans and programs. For purposes hereof, "Due Cause" shall include (a) the Executive's willful and continuing failure to discharge his duties and responsibilities under this Agreement or (b) any material act of dishonesty involving the Company or (c) conviction of (i) a felony or (ii) any crime or offense involving moral turpitude.

                  6.4 Termination by the Company Without Cause. The Company may terminate the Executive's employment at any time for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 6.1 (Death), 6.2 (Disability), 6.3 (Due Cause) or 6.5 (Voluntary Termination), the Company shall pay to the Executive severance pay in the form of salary continuation for a period of twelve (12) months commencing on the date of termination, at a rate equal to the base salary provided for in Section 3.1 (at the annual rate then in effect) and the bonus provided for in Section 3.2 (at the bonus level for the fiscal year preceding such termination). Except in the case of termination pursuant to Section 7 (Termination Pursuant to a Change in Control), the Executive shall be obligated to seek other employment and any amounts earned from such other employment (whether as an employee, a consultant or otherwise) shall be offset against the severance payments referred to in this Section 6.4 for the first twelve (12) months following the termination of Executive's employment. During the twelve
(12) month severance pay period referred to in this Section 6.4, the Company shall continue to provide life, disability, medical, and dental coverage for the Executive at the levels which were being provided to the Executive immediately prior to the termination of his employment (or such other benefits as shall be provided to senior executives of the Company in lieu of such benefits from time to time during such twelve (12) month period) on the same basis, including Company payment of premiums and Company contributions, as such benefits are provided to other senior executives of the Company. In addition, the Executive will be provided with outplacement Benefits commensurate with those provided to other executives of the Company through a vendor selected by the Company. Rights and benefits of the Executive or his transferee (a) with respect to stock options shall be determined in accordance with the applicable option grant and
(b) under the other benefit plans and programs of the Company, shall be determined in accordance with the provisions of such plans and programs.

                  6.5 Voluntary Termination. The Executive may terminate his employment with the Company at any time upon thirty (30) days' prior written notice to the Company. In the event of such termination, the Company shall pay to the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive. Rights and benefits of the Executive or his transferee (a) with respect to stock options shall be determined in accordance with the applicable stock option grant and (b) under the benefit plans and programs of the Company, shall be determined in accordance with the provisions of such plans and programs.



                  7. TERMINATION PURSUANT TO A CHANGE IN CONTROL.

                  7.1 Constructive Termination. If, within a twenty-four (24) month period following a Change in Control, there occurs:

                           (a) a termination of the Executive, other than
pursuant to Section 6.1 (Death), 6.2 (Disability), 6.3 (Due Cause) or 6.5 (Voluntary Termination) of this Agreement; or,

                           (b) a material diminution of the Executive's
responsibilities, as compared with the
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Executive's responsibilities immediately prior to the Change in Control; or,

                           (c) any reduction in the Executive's annual base
salary or any change to the amount of the bonus for which the Executive is eligible as of the date immediately prior to the Change in Control; or,

                           (d) any failure to provide the Executive with
benefits as favorable as those provided to similarly situated executives of the Company under the Company's Supplemental Benefits, 401(k), medical, dental, life, and disability Plans; or,

                           (e) any material breach of the Agreement by the
Company;

then, at the option of the Executive, exercisable by the Executive within thirty
(30) days after the occurrence of any of the foregoing events, the Executive may resign from employment with the Company by delivering a notice in writing (the "Notice of Termination") to the Company, and, in such event, the Executive shall be entitled to the severance provisions of Section 6.4.

                  7.2 Termination in connection with Relocation. If, after a Change in Control, the executive's principal site of employment is relocated to a site 50 miles or more from the Executive's principal site of employment as of the date immediately prior to the Change of Control, then at the option of the Executive, exercisable by the Executive within sixty (60) days after the occurrence of the aforesaid relocation, the Executive may resign from employment with the Company by delivering the Notice of Termination to the Company and, in the event that said Notice of Termination is delivered to the Company during the period beginning with the first day of thirteenth (13th) month and ending on the last day of twenty-fourth (24th) month following a Change in Control, then the Executive shall be entitled to the severance provisions of Section 6.4; provided, however, that under no circumstances shall Executive be entitled to the severance provisions of Section 6.4 if the Notice of Termination is delivered within the first twelve (12) months immediately following a Change in Control.

                  8. CONFIDENTIAL INFORMATION.

                  8.1 Nondisclosure. Unless the Executive secures the Company's written consent, the Executive will not disclose, use, disseminate, lecture upon or publish Confidential Information of which he becomes informed during his employment, whether or not developed by him.

                  8.2 Confidential Information Defined. "Confidential Information" means information disclosed to the Executive or known by him as a result of his employment by the Company, not generally known in the Rehabilitation Provider or Professional Employer Organization industry, about the Company's services, products or customers, including, but not limited to, clinical programs, procedures and protocols, research, operating models, finance, strategic planning, client retention, data processing, insurance plans, risk management, marketing, contracting and selling.
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                  9. INTERFERENCE WITH THE COMPANY.

                  The Executive will not, (a) for a period of one (1) year after termination of his employment with the Company, directly or indirectly, (i) engage, whether as principal, agent, investor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere within the continental United States, which is competitive with the business of the Company Group (as hereinafter defined) on the date of termination, (ii) solicit or entice or endeavor to solicit or entice away from the Company any director, officer, employee, agent or consultant, of the Company, either on his own account or for any person, firm, corporation or other organization, whether or not the person solicited would commit any breach of such person's contract of employment by reason of leaving the Company's service, (iii) solicit or entice or endeavor to solicit or entice away any of the clients or customers of the Company, either on his own account or for any other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of the Company, at any time during the year preceding termination of his employment with the Company, unless such person's employment was terminated by the Company, or any person who is or may be likely to be in possession of any Confidential Information, or (b) at any time take any action or make any statement which would impair the good will of the Company or the business reputation or good name of the Company, or be otherwise detrimental to the Company, including any action or statement intended to benefit a competitor of the Company. Because the remedy at law for any breach of the foregoing provisions of this Section 8 would be inadequate, the Executive hereby consents, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions, as provided for in Section 8 hereof. For purposes of this Agreement, the "Company Group" means, collectively, NovaCare, Inc., and the subsidiaries, affiliates and parent entities of NovaCare, Inc.

                  The parties agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants set forth in this Section 9 because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                  10. INJUNCTIVE RELIEF.

                  Notwithstanding the provisions of Section 9 hereof, in the event of my breach or threatened breach of the provisions of Section 8 or 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled, in order to maintain the status quo ante pending the outcome of arbitration under Section 15 hereof, to an injunction or similar equitable relief restraining the Executive from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Executive under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The Executive agrees that the Executive shall not use the availability of arbitration in Section 15 hereof as grounds for the dismissal of any injunctive actions instituted by the Company pursuant to this Section 10.

                  11. SUCCESSORS AND ASSIGNS.

                  11.1 Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or
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assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined.

                  11.2 Assignment by the Executive. The Executive may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors of the Company; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries", as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive's estate.

                  12. GOVERNING LAW.

                  This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed entirely within such state. In the event that a court of any jurisdiction shall hold any of the provisions of this Agreement to be wholly or partially unenforceable for any reason, such determination shall not bar or in any way affect the Company's right to relief as provided for herein in the courts of any other jurisdiction. Such provisions, as they relate to each jurisdiction, are, for this purpose, severable into diverse and independent covenants. Service of process on the parties hereto at the addresses set forth herein shall be deemed adequate service of such process.

                  13. ENTIRE AGREEMENT.

                  This Agreement contains all the understandings and representations between the parties pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them.

                  14. AMENDMENT, MODIFICATION, WAIVER.

                  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized representative of the Company other than the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
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                  15. ARBITRATION.

                  The Company and the Executive will attempt amicably to resolve disagreements and disputes hereunder or in connection with the employment of Executive by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, any controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, will be subject to exclusive, final and binding arbitration, which will be conducted in Philadelphia, Pennsylvania in accordance with the Labor Arbitration Rules of Procedure of the American Arbitration Association. Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.

                  16. NOTICES.

                  Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

                  If to the Company:

                           NovaCare, Inc.
                           1016 West Ninth Avenue
                           King of Prussia, Pennsylvania  19406
                           Attention:  Chief Executive Officer

                  If to the Executive:

                           Ronald G. Hiscock
                           26 Mooney Lane
                           Chester Springs, Pennsylvania 19425

                  17. SEVERABILITY.

                  Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.
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                  18. WITHHOLDING.

                  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

                  19. SURVIVORSHIP.

                  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.



                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       NOVACARE, INC.



                                       By /s/  Timothy E. Foster
                                         --------------------------------------
                                           Timothy E. Foster
                                           Chief Executive Officer




                                          /s/  Ronald G. Hiscock
                                         --------------------------------------
                                           Ronald G. Hiscock